As filed with the Securities and Exchange Commission on October 19, 2010

Registration No. 333-167934

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 8

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERA BRADLEY, INC.

(Exact name of registrant as specified in its charter)

Indiana	3171	27-2935063
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2208 Production Road

Fort Wayne, Indiana 46808

Phone: (877) 708-8372

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Michael C. Ray

Chief Executive Officer

Vera Bradley, Inc.

2208 Production Road

Fort Wayne, Indiana 46808

Phone: (877) 708-8372

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven J. Gavin, Esq. Arlene K. Lim, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Phone: (312) 558-5600 Fax: (312) 558-5700	Patrick Daugherty, Esq. Foley & Lardner LLP 321 North Clark Street Chicago, Illinois 60654 Phone: (312) 832-4500 Fax: (312) 832-4700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This pre-effective amendment is being filed solely for the purpose of amending “Part II — Information Not Required In Prospectus.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering.

SEC Registration Fee	$14,431
FINRA Filing Fee	20,740
The Nasdaq Global Market Listing Fee	150,000
Accounting Fees and Expenses	775,000
Directors’ and Officers’ Insurance	302,000
Printing and Engraving Expenses	150,000
Legal Fees and Expenses	$1,075,000
Transfer Agent Fees and Expenses	18,000

Total	$2,505,171

The foregoing items, except for the SEC registration, FINRA filing and The Nasdaq Global Market listing fees, are estimated. All expenses will be borne by us.

Item 14. Indemnification of Directors and Officers

Indiana Business Corporation Law

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our second amended and restated articles of incorporation and bylaws will provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Indemnification Agreements

We intend to enter into indemnification agreements, a form of which is attached as Exhibit 10.13, with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the IBCL. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

Underwriting Agreement

The underwriting agreement (filed as Exhibit 1.1 to this registration statement) provides that the underwriters are obligated, under certain circumstances, to provide indemnification for us and our officers, directors and employees for certain liabilities, including liabilities arising under the Securities Act or otherwise.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares issued, and incentive shares granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, incentive shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Restricted Share Awards

In order to retain key executives and provide a vehicle for executive ownership, on July 30, 2010, our board of directors approved our 2010 Restricted Stock Plan and granted to our named executive officers, certain of our employees and our non-employee directors a one-time grant of a total of 30,900 restricted shares of our common stock in consideration of their service to the Company. These restricted shares of our common stock were exempt from the registration provisions under the Securities Act in reliance upon Rule 701 of the Securities Act as transactions pursuant to a compensatory benefit plan or written contract relating to compensation.

Corporate Reorganization

Vera Bradley, Inc. is a newly-formed Indiana corporation that has not, prior to the completion of the reorganization transaction, conducted any activities other than those incident to our formation and the preparation of this prospectus. We were formed solely for the purpose of reorganizing the corporate structure of Vera Bradley Designs, Inc. Effective June 30, 2010, we issued a total of 100 shares of common stock to our directors and named executive officers in exchange for $1.00 per share, as follows: Barbara B. Baekgaard — 40 shares in exchange for $40.00; Patricia R. Miller — 37 shares in exchange for $37.00; Jill A. Nichols — 10 shares in exchange for $10.00; Michael C. Ray — 5 shares in exchange for $5.00; Kimberly F. Colby — 5 shares in exchange for $5.00; and P. Michael Miller — 3 shares in exchange for $3.00. The issuances of the common stock in connection with our formation were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. We believe that, at the time of the issuance, each of the purchasers: (i) was a sophisticated investor having enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment; (ii) was able to bear the investment’s economic risk; (iii) had access to the type of information normally provided in a prospectus through each individual’s relationship with the Company; and (iv) understood and agreed that the shares could not be resold or distributed to the public. In addition, we did not use any form of public solicitation or advertisement in connection with the offerings.

On October 3, 2010, we entered into a subscription agreement with each shareholder of Vera Bradley Designs, Inc., pursuant to which each shareholder contributed all of his or her shares of Class A Voting Common Stock and Class B Non-Voting Common Stock of Vera Bradley Designs, Inc. to us in return for shares of our Class A Voting Common Stock and

Class B Non-Voting Common Stock, respectively, on a one-for-one basis. The issuances of common stock were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. We believe that, at the time of the issuance, each of the purchasers: (i) was a sophisticated investor having enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment; (ii) was able to bear the investment’s economic risk; (iii) had access to the type of information normally provided in a prospectus through each individual’s relationship with the Company; and (iv) understood and agreed that the shares could not be resold or distributed to the public. In addition, we did not use any form of public solicitation or advertisement in connection with the offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Second Amended and Restated Articles of Incorporation
3.2†	Amended and Restated Bylaws
4.1†	Specimen Common Stock Certificate
5.1	Opinion of Ice Miller LLP
10.1†	Vera Bradley, Inc. 2010 Equity and Incentive Plan
10.2†	Letter Agreement with Jeffrey A. Blade
10.3†	Vera Bradley Designs, Inc. 2010 Restricted Stock Plan
10.4†	Form of Restricted Stock Award Agreement under Vera Bradley Designs, Inc. 2010 Restricted Stock Plan
10.5†	Form of Indemnification Agreement
10.6†	Amended and Restated Credit Agreement dated as of October 4, 2010 among Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.7†	Parent Guaranty dated as of October 4, 2010 made by Vera Bradley, Inc. in favor of JPMorgan Chase Bank, N.A.
10.8†	Subsidiary Guaranty dated as of November 26, 2008 made by Vera Bradley Retail Stores, LLC and Vera Bradley International, LLC in favor of JPMorgan Chase Bank, N.A.
10.9†	Security Agreement dated as of November 26, 2008 among Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC, Vera Bradley International, LLC and JPMorgan Chase Bank, N.A.
10.10†	Pledge Agreement dated as of November 26, 2008 among Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC, Vera Bradley International, LLC and JPMorgan Chase Bank, N.A.
10.11†	Trademark Security Agreement dated as of November 26, 2008 between Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.12†	Copyright Security Agreement dated as of November 26, 2008 between Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.13†	Reaffirmation of Guaranty and Security Documents dated as of October 4, 2010 by Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC and Vera Bradley International, LLC for the benefit of JPMorgan Chase Bank, N.A.
10.14†	Lease dated February 8, 1996 between Vera Bradley Designs, Inc. and Milburn, LLC
10.15†	Form of Lock-Up Agreement (filed as Exhibit D to Exhibit 1.1)
10.16†	Form of Subscription Agreement
10.17†	Form of Share Repurchase Agreement
21.1†	Subsidiaries of Vera Bradley, Inc.
23.1†	Consent of PricewaterhouseCoopers LLP
23.2†	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ice Miller LLP (contained in Exhibit 5.1)
24.1†	Powers of Attorney

†	Previously filed.

(b)	Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on October 19, 2010.

VERA BRADLEY, INC.

By:	/s/ Michael C. Ray
Michael C. Ray
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael C. Ray Michael C. Ray	Director and Chief Executive Officer (principal executive officer)	October 19, 2010

* Jeffrey A. Blade	Executive Vice President — Chief Financial and Administrative Officer (principal accounting and financial officer)	October 19, 2010

* Barbara Bradley Baekgaard	Director	October 19, 2010

* Robert J. Hall	Director	October 19, 2010

* John E. Kyees	Director	October 19, 2010

* Patricia R. Miller	Director	October 19, 2010

* P. Michael Miller	Director	October 19, 2010

* Edward M. Schmults	Director	October 19, 2010

*By:	/s/ Michael C. Ray
Michael C. Ray, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Second Amended and Restated Articles of Incorporation
3.2†	Amended and Restated Bylaws
4.1†	Specimen Common Stock Certificate
5.1	Opinion of Ice Miller LLP
10.1†	Vera Bradley, Inc. 2010 Equity and Incentive Plan
10.2†	Letter Agreement with Jeffrey A. Blade
10.3†	Vera Bradley Designs, Inc. 2010 Restricted Stock Plan
10.4†	Form of Restricted Stock Award Agreement under Vera Bradley Designs, Inc. 2010 Restricted Stock Plan
10.5†	Form of Indemnification Agreement
10.6†	Amended and Restated Credit Agreement dated as of October 4, 2010 among Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.7†	Parent Guaranty dated as of October 4, 2010 made by Vera Bradley, Inc. in favor of JPMorgan Chase Bank, N.A.
10.8†	Subsidiary Guaranty dated as of November 26, 2008 made by Vera Bradley Retail Stores, LLC and Vera Bradley International, LLC in favor of JPMorgan Chase Bank, N.A.
10.9†	Security Agreement dated as of November 26, 2008 among Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC, Vera Bradley International, LLC and JPMorgan Chase Bank, N.A.
10.10†	Pledge Agreement dated as of November 26, 2008 among Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC, Vera Bradley International, LLC and JPMorgan Chase Bank, N.A.
10.11†	Trademark Security Agreement dated as of November 26, 2008 between Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.12†	Copyright Security Agreement dated as of November 26, 2008 between Vera Bradley Designs, Inc. and JPMorgan Chase Bank, N.A.
10.13†	Reaffirmation of Guaranty and Security Documents dated as of October 4, 2010 by Vera Bradley Designs, Inc., Vera Bradley Retail Stores, LLC and Vera Bradley International, LLC for the benefit of JPMorgan Chase Bank, N.A.
10.14†	Lease dated February 8, 1996 between Vera Bradley Designs, Inc. and Milburn, LLC
10.15†	Form of Lock-Up Agreement (filed as Exhibit D to Exhibit 1.1)
10.16†	Form of Subscription Agreement
10.17†	Form of Share Repurchase Agreement
21.1†	Subsidiaries of Vera Bradley, Inc.
23.1†	Consent of PricewaterhouseCoopers LLP
23.2†	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ice Miller LLP (contained in Exhibit 5.1)
24.1†	Powers of Attorney

†	Previously filed